Exhibit 20(a)


                          SEARS, ROEBUCK AND CO.
                                SEARS TOWER
                          CHICAGO, ILLINOIS 60684

                               June 20, 1995

Dear Sears Shareholder:

We are pleased to provide you the attached Questions & Answers and Information Statement in connection with the special stock dividend declared today by your Board of Directors. The dividend consists of all common stock of The Allstate Corporation owned by Sears. As explained in the Information Statement, Sears common shareholders of record as of the close of business on June 30, 1995 will receive approximately 0.93 of a share of Allstate common stock for each Sears common share.

Sears shareholders of record on June 30, 1995 will automatically receive the stock dividend and do not need to take any further action. Stock certificates for whole shares of The Allstate Corporation will be mailed on or about July 12, 1995. Cash payments for fractional shares will be made as explained in the Information Statement. If you are a Sears or Allstate Savings and Profit Sharing Fund participant, you will have Allstate shares credited directly to your Fund account.

Sears has received a ruling from the Internal Revenue Service to the effect that Sears common shareholders will not recognize a gain or a loss or any taxable income for Federal income tax purposes from the dividend, except to the extent of cash received instead of fractional shares.

If you have questions, please use our toll-free number:
1-800-732-7780 (1-800-SEARS80), Monday through Friday, 8 a.m. - 8
p.m. (Central Time).

As a shareholder of The Allstate Corporation, you will have a direct stake in one of America's premier insurance organizations. Allstate provides a broad range of nationally marketed auto, home, and life insurance products, with a primary focus on individual customers. Its brand name and ``You're In Good Hands'' marketing theme have helped to make it one of America's most recognized and successful insurance franchises.

Sears takes great pride in the success of The Allstate Corporation. We are pleased that Sears shareholders will have the opportunity to participate directly in its future growth.

Sincerely,

[SIGNATURE]                        [SIGNATURE]

Edward A. Brennan                  Jerry D. Choate
Chairman of the Board and          Chairman of the Board and Chief
Executive Officer            Chief Executive Officer
Sears, Roebuck and Co.             The Allstate Corporation